EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Gilat Satellite Networks Ltd. (the "Company") for the registration of an additional 530,000 of its ordinary shares under its 2008 Share Incentive Plan of our reports dated March 22, 2016, with respect to the consolidated financial statements of Gilat Satellite Networks Ltd., and the effectiveness of internal control over financial reporting of Gilat Satellite Networks Ltd, included in its Annual Report (Form 20-F) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ KOST FORER, GABBAY & KASIERER
KOST FORER, GABBAY & KASIERER
A Member of Ernst & Young Global

Tel-Aviv, Israel
April 19, 2016